Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Provides COVID-19 Update and Reports First Quarter 2020 Results

SAN JUAN, Puerto Rico, May 7, 2020 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today provided an update on its operations related to COVID-19 and reported its first quarter 2020 results.

“Since the onset of the COVID-19 pandemic across the world in March, our team has been fully engaged to support our members, providers and employees,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “Our community and front-line workers are our backbone, and their resiliency in these challenging times gives us confidence as the economy reopens and we learn to live with COVID-19 in the weeks and months ahead.”

“Our team has worked tirelessly to ensure that members can continue accessing quality health care services during the pandemic,” added Mr. Garcia-Rodriguez.  “We are proud of their dedication and commitment, and we will continue to fully support the communities we serve throughout the pandemic and beyond.”

COVID-19 Operational Update

The Company took quick action at the onset of the pandemic, activating its business continuity plans.  The large majority of Triple-S employees and management seamlessly transitioned to working from home, while essential employees are onsite but adhering closely to Centers for Disease Control and local guidelines.

Employees

The well-being of Triple-S employees is an essential priority. Recognized as one of Puerto Rico’s Best Employers, the Company rapidly implemented remote work arrangements for over 85% of its workforce throughout the lockdown, which was declared in mid-March. Though not all essential job duties can be performed from home, the Company has continued to meet its payroll responsibility toward its employees. Triple-S has maximized technology for companywide communications, including live employee meetings, as well as virtual workshops on crisis leadership and coping strategies. Its human resources team has reached out to employees through one-on-one calls and a survey to identify and address their needs for subsequent phases and their eventual return to work.

Triple-S Management Corporation

Member Support and Community

The Company is supporting its community and members during the pandemic to ensure their safety and care. At the onset of the crisis, Triple-S waived prior authorizations and copayments for diagnostic tests and covered services that are medically necessary for members diagnosed with COVID-19. It also increased access to prescription medications by waiving early medication refill limits on 30-day prescriptions. Other initiatives, in addition to those required by local and federal regulators, include:

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Physicians, psychologists and other providers within its network can now use voice and video calls to replace office visits where appropriate, reducing exposure to the virus. Lab test orders can be sent via e-mail and drug prescriptions via e-prescribing.

-	The Company has expanded access to its 24/7 nurse triage and advice service, TeleConsulta, to assist people who may not require emergency care or can self-care at home.

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The Company has also expanded the availability of its telehealth platform, TeleConsulta MD, which allows members to make virtual medical consultations with primary care physicians via smartphone, tablet or computer.

-	The Company has recently implemented a prescription drug home delivery service.

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Triple-S Foundation committed an initial $250,000 donation to various organizations addressing food insecurity, including funds to bolster small farmers, provide food for the homeless, the general population through Puerto Rico’s Food Bank, and an NGO serving the elderly in rural communities.

Strong Balance Sheet / Liquidity

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As of March 31, 2020, the Company has cash and cash equivalents of $104.6 million, including $9.0 million at the parent company level.  Triple-S’s investment portfolio stood at $1.7 billion as of March 31, of which 76% where investment-grade fixed income securities.  The Company also believes it would be able to access additional debt, if necessary, to further reinforce its liquidity.  In sum, the Company believes it is well capitalized to support the fundamental operations of its business throughout the pandemic and beyond.

First Quarter 2020 Consolidated and Other Highlights

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Following a $45 million net of tax impact of net unrealized losses on equity investments after the significant decrease in equity markets this quarter, the Company reported a net loss of $26.1 million, or $1.12 per share, versus net income of $34.8 million, or $1.52 per diluted share, in the prior-year period;

•	Adjusted net income of $17.7 million, or $0.75 per diluted share, versus adjusted net income of $17.7 million, or $0.77 per diluted share, in the prior-year period;
•	Operating revenues of $896.4 million, a 13.8% increase from the prior-year period, primarily reflecting higher Managed Care net premiums earned;
•	Consolidated loss ratio of 81.6%, a 50 basis point increase versus the first quarter of 2019;
•	Medical loss ratio (“MLR”) increased 10 basis points to 83.7%;
•	Consolidated operating income was $19.7 million, compared to consolidated operating income of $31.7 million in the prior-year period;
•
Under the Company’s share repurchase program, during the first quarter of 2020, the Company repurchased 577,447 shares at an aggregate cost of approximately $9.0 million.  As of May 6, 2020, $2.5 million remained available under the program.

Triple-S Management Corporation

Selected Consolidated Quarterly Details

•
Consolidated net premiums earned were $875.9 million, up 14.0% from the prior-year period, primarily reflecting an increase in membership and higher average premium rates within the Managed Care segment.

•
Consolidated claims incurred were $714.5 million, up 14.7% year-over-year. Consolidated loss ratio of 81.6% rose 50 basis points from the prior-year period, mostly reflecting $5 million of estimated earthquake losses recorded by the Property and Casualty segment and increased benefits in the Company’s 2020 Medicare product offering, partially offset by lower Managed Care utilization of services during the last two weeks of the quarter as the result of the government-enforced lockdown related to the COVID-19 pandemic.

•
Consolidated operating expenses of $162.2 million increased by $29.5 million, or 22.2%, from the prior-year period, primarily resulting from reinstatement of the HIP fee in 2020.  The consolidated operating expense ratio was 18.5%, a 130 basis point increase from the prior-year quarter.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $809.8 million, up 14.8% year-over-year.

o
Medicare premiums earned of $387.8 million increased 16.6% from the prior-year period, largely due to an increase of approximately 24,000 member months, primarily reflecting a more competitive product offering, higher average premium rates, and an increase in the average membership risk score.

o
Commercial premiums earned of $201.1 million increased 1.3% from the prior-year period, mainly reflecting an increase in fully insured enrollment during the quarter of approximately 25,000 member months.

o
Medicaid premiums earned of $220.9 million increased 26.7% from the prior-year period, primarily reflecting higher membership of approximately 38,000 member months during the quarter, higher average premium rates, and the reinstatement of the HIP Fee pass-through in 2020.

•
Reported MLR of 83.7% was 10 basis points higher than the prior-year period, reflecting increased benefits in the Company’s 2020 Medicare product offering, partially offset by lower Managed Care utilization of services during the last two weeks of the quarter as the result of the government-enforced lockdown related to the COVID-19 pandemic.

Update on P&C Segment Reserves related to Hurricane María

As of March 31, 2020:

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Triple-S Propiedad, Inc. (TSP), the Company’s P&C subsidiary, has paid a cumulative amount of $745 million in claims and expenses related to Hurricane María.  Estimated gross losses remain unchanged at $967 million.

•	TSP received 9 new claims, reopened 26 claims, and paid 28 claims during the first quarter of 2020. 652 claims remain open.

Triple-S Management Corporation

•	The Company has been served with process in 361 of the 652 claims that remain open.

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As is the case for all claim liabilities, the gross losses related to Hurricane Maria are based on the Company’s best estimate of the ultimate expected cost of claims with the information currently on hand and are subject to change.

Triple-S Management Corporation

2020 Outlook

Due to COVID-19’s potential impact on the macroeconomic environment and the Company’s operations, the Company has decided to suspend its 2020 premium and cost guidance until it has more visibility; however, it is maintaining its full year 2020 adjusted net income per diluted share guidance of between $2.60 and $2.80.  Adjusted net income per diluted share does not account for any potential share repurchase activity during 2020.  The Company is assuming a weighted average diluted share count for full year 2020 of 23.3 million shares.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended March 31, 2020. To participate, callers within the U.S. and Canada should dial 1-888-204-4368 and international callers should dial 1-323-994-2093 at least ten minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through May 21, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 9070409. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico.  Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica.  With over 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

Triple-S Management Corporation

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	March 31, 2020	December 31, 2019
Assets

Investments	$1,666,126	$1,643,637
Cash and cash equivalents	104,580	109,837
Premium and other receivables, net	644,984	567,692
Deferred policy acquisition costs and value of business acquired	237,171	234,885
Property and equipment, net	89,367	88,588
Other assets	245,966	174,187

Total assets	$2,988,194	$2,818,826

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,466,165	$1,425,477
Accounts payable and accrued liabilities	492,982	370,483
Short-term borrowings	78,000	54,000
Long-term borrowings	24,897	25,694

Total liabilities	2,062,044	1,875,654

Stockholders’ equity:
Common stock	23,386	23,800
Other stockholders’ equity	903,464	920,065

Total Triple-S Management Corporation stockholders’ equity	926,850	943,865

Non-controlling interest in consolidated subsidiary	(700)	(693)

Total stockholders’ equity	926,150	943,172

Total liabilities and stockholders’ equity	$2,988,194	$2,818,826

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended March 31,
	2020	2019
Revenues:
Premiums earned, net	$875,897	$768,002
Administrative service fees	2,194	2,632
Net investment income	14,311	15,376
Other operating revenues	4,039	1,577
Total operating revenues	896,441	787,587

Net realized investment (losses) gains on sale of securities	(466)	1,315
Net unrealized investment (losses) gains on equity investments	(56,806)	19,669
Other income, net	3,605	1,169
Total revenues	842,774	809,740

Benefits and expenses:
Claims incurred	714,522	623,190
Operating expenses	162,201	132,663
Total operating costs	876,723	755,853

Interest expense	1,853	1,788

Total benefits and expenses	878,576	757,641

(Loss) income before taxes	(35,802)	52,099

Income tax (benefit) expense	(9,650)	17,316

Net (loss) income	(26,152)	34,783

Net loss attributable to the non-controlling interest	7	3

Net (loss) income attributable to Triple-S Management Corporation	$(26,145)	$34,786

Earnings per share attributable to Triple-S Management Corporation:

Basic net (loss) income per share	$(1.12)	$1.53
Diluted net (loss) income per share	$(1.12)	$1.52

Weighted average of common shares	23,381,949	22,757,794
Diluted weighted average of common shares	23,381,949	22,840,274

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the three months ended March 31,
	2020	2019

Net cash provided by (used in) operating activities	$6,518	$(69,900)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	43,425	164,997
Fixed maturities matured/called	11,099	12,267
Securities held to maturity - fixed maturities matured/called	81	1,154
Equity investments sold	21,107	23,123
Other invested assets sold	8,524	373
Acquisition of investments:
Securities available for sale - fixed maturities	(42,822)	(166,626)
Securities held to maturity - fixed maturities	(80)	(539)
Equity investments	(102,733)	(9,139)
Other invested assets	(10,438)	(8,546)
Increase in other investments	(4,086)	(535)
Net change in policy loans	(241)	(309)
Net capital expenditures	(4,587)	(2,968)
Capital contribution on equity method investees	(4,933)	-

Net cash (used in) provided by investing activities	(85,684)	13,252

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	53,485	36,682
Net change in short-term borrowings	24,000	-
Repayments of long-term borrowings	(810)	(808)
Repurchase and retirement of common stock	(8,989)	(1)
Proceeds from policyholder deposits	10,296	3,607
Surrender of policyholder deposits	(4,073)	(4,560)

Net cash provided by financing activities	73,909	34,920

Net decrease in cash and cash equivalents	(5,257)	(21,728)

Cash and cash equivalents, beginning of period	109,837	117,544

Cash and cash equivalents, end of period	$104,580	$95,816

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2020	2019	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$201.1	$198.5	1.3%
Medicare	387.8	332.7	16.6%
Medicaid	220.9	174.3	26.7%
Total Managed Care	809.8	705.5	14.8%
Life Insurance	46.7	44.2	5.7%
Property and Casualty	20.6	19.4	6.2%
Other	(1.2)	(1.1)	(9.1%)
Consolidated premiums earned, net	$875.9	$768.0	14.0%
Operating revenues: [1]
Managed Care	$818.1	$715.0	14.4%
Life Insurance	53.6	50.8	5.5%
Property and Casualty	22.7	21.9	3.7%
Other	2.0	(0.1)	100.0%
Consolidated operating revenues	$896.4	$787.6	13.8%
Operating income (loss): [2]
Managed Care	$14.2	$22.1	(35.7%)
Life Insurance	5.0	5.6	(10.7%)
Property and Casualty	(0.2)	3.6	(105.6%)
Other	0.7	0.4	75.0%
Consolidated operating income	$19.7	$31.7	(37.9%)
Operating margin: [3]
Managed Care	1.7%	3.1%	-140	bp
Life Insurance	9.3%	11.0%	-170	bp
Property and Casualty	(0.9%)	16.4%	-1,730	bp
Consolidated	2.2%	4.0%	-180	bp
Depreciation and amortization expense	$3.9	$3.5	11.4%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data	Three months ended March 31,
(Unaudited)	2020	2019
Member months enrollment:
Commercial:
Fully-insured	978,342	953,052
Self-insured	330,232	362,490
Total Commercial	1,308,574	1,315,542
Medicare Advantage	407,907	383,608
Medicaid	1,068,016	1,029,736
Total member months	2,784,497	2,728,886
Claim liabilities (in millions)	$340.0	$397.3
Days claim payable	46	61
Premium PMPM:
Managed Care	$329.96	$298.13
Commercial	205.55	208.28
Medicare Advantage	950.71	867.29
Medicaid	206.83	169.27
Medical loss ratio:	83.7%	83.6%
Commercial	78.4%	82.9%
Medicare Advantage	82.7%	80.6%
Medicaid	90.3%	90.3%
Adjusted medical loss ratio: [1]	84.1%	85.5%
Commercial	78.4%	83.1%
Medicare Advantage	81.3%	79.4%
Medicaid	94.6%	99.9%
Operating expense ratio:
Consolidated	18.5%	17.2%
Managed Care	15.5%	14.5%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in their corresponding period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of March 31,
	2020	2019
Members:
Commercial:
Fully-insured	325,253	318,523
Self-insured	109,760	118,677
Total Commercial	435,013	437,200
Medicare Advantage	135,710	128,090
Medicaid	355,512	355,694
Total members	926,235	920,984

Exhibit V

Reconciliation of Non-GAAP Financial Measures
	Adjusted Net Income
(Unaudited)	Three months ended March 31,
(dollar amounts in millions)	2020	2019
Net (loss) income	$(26.1)	$34.8
Less adjustments:
Net realized investment (losses) gains, net of tax	(0.4)	1.1
Unrealized (losses) gains on equity investments	(45.4)	15.7
Private equity investment income, net of tax	2.0	0.3
Adjusted net income	$17.7	$17.7
Diluted adjusted net income per share	$0.75	$0.77

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.